Exhibit 11.3

Independent Auditor's Consent

We consent to the inclusion of our report dated April 30, 2018, with respect to the consolidated balance sheets of MogulREIT I, LLC as of December 31, 2017 and 2016, and the related consolidated statements of income, members’ equity and cash flows for the year ended December 31, 2017 and the period March 2, 2016 (Inception) through December 31, 2016, appearing in this Regulation A Offering Statement on Form 1-A of MogulREIT I, LLC. We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

Bethesda, Maryland
January 18, 2019